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Pricing Supplement No.95  Dated:  December 8, 2005 filed pursuant to Rule 433
(To Prospectus dated January 31, 2003 and Prospectus Supplement dated
February 5, 2003 as supplemented by Supplement No. 1 dated December 7, 2005) File No. 333-102373

This Pricing Supplement consists of 3 page(s)

AMERICAN EXPRESS CREDIT CORPORATION
Medium-Term Senior Notes, Series B
Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $500,000,000

Issue Price: 100.000%

Proceeds to Company on original issuance: $499,950,000

Commission: $50,000.00

Agent:[ ] ABN AMRO Incorporated              [X] Deutsche Bank Securities Inc.
      [ ] Banc of America Securities LLC     [X] J.P. Morgan Securities Inc.
      [ ] Barclays Capital Inc.              [ ] Lehman Brothers Inc.
      [ ] BNP Paribas Securities Corp.       [ ] Utendahl Capital Partners, L.P.
      [ ] Citigroup Global Markets Inc.      [X] Wachovia Capital Markets LLC
      [ ] Credit Suisse First Boston LLC     [ ] Other:

              Agent                                             Amount
              -----                                             ------
Deutsche Bank Securities Inc                              $166,666,667
J.P. Morgan Securities Inc.                               $166,666,667
Wachovia Capital Markets LLC                              $166,666,666
                                                         -------------
                            Total                        $ 500,000,000


Agent's capacity on original issuance:    [X] As Agent
                                          [ ] As principal


If as principal:
     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [ ] The Notes are being offered at a fixed initial public offering price of 100 % of Principal Amount or Face Amount.

Form of Note: [X] Global  [ ] Definitive





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Original Issue Date: December 12, 2005

Stated Maturity:  January 9, 2007

Specified Currency (If other than U.S. Dollars):

Authorized Denominations (If other than as set forth in the Prospectus Supplement):

Interest Payment Dates: Monthly on the 9th day of each month
First Interest Payment Date:
Accrue to Pay:  [X] Yes   [ ] No
Indexed Principal Note:  [ ] Yes (See Attached)   [X] No
Type of Interest Rate: [ ] Fixed Rate [X] Floating Rate [ ] Indexed Rate (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):  4.32%
Base Rate:    [ ] CD Rate           [ ] Commercial Paper Rate
              [ ] EURIBOR           [ ] Federal Funds Rate
              [X] LIBOR             [ ] Treasury Rate
              [ ] Prime Rate        [ ] Other (See Attached)
Calculation Agent:  J.P. Morgan Trust Company, N.A.

Computation of Interest (If other than as set forth in the Prospectus
Supplement):
              [ ] 30 over 360       [ ] Actual over Actual
              [X] Actual over 360   [ ] Other (See Attached)

Interest Reset Dates:  Monthly on the 9th day of each month
Rate Determination Dates (If other than as set forth in the Prospectus Supplement):
Index Maturity:
Spread (+/-):  -4.0 Basis points
Spread Multiplier: none
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated
Maturity:
              [ ] Yes (See Attached)   [X] No
Maximum Interest Rate:  none
Minimum Interest Rate:  none

Amortizing Note:   [ ] Yes (See Attached)   [X] No

Optional Redemption:  [ ] Yes   [X] No
         Optional Redemption Dates:
         Redemption Prices:
         Redemption:   [ ] In whole only and not in part
                       [ ] May be in whole or in part

Optional Repayment:    [ ] Yes   [X] No
         Optional Repayment Dates:
         Optional Repayment Prices:





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Discount Note:  [ ] Yes   [X] No
       Total Amount of OID:
       Bond Yield to Call:
       Bond Yield to Maturity:
       Yield to Maturity:

CUSIP: 0258M0CA5
ISIN:  US0258M0CA59


DESCRIPTION OF THE NOTES:

         The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus and Prospectus Supplement, Supplemented by Supplement No. 1 to which reference is hereby made.


                                   * * * * *


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-525-5450.